Exhibit 99.1

Metabolix Names Joseph Hill Chief Financial Officer

CAMBRIDGE, MA. — March 24, 2008 — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for the world’s needs for plastics, chemicals and energy, announced today that Joseph Hill has been appointed chief financial officer, effective April 8, 2008.  Mr. Hill has more than twenty years of professional experience in finance including more than fifteen years of experience at the executive level.  Most recently, Mr. Hill served as senior vice president and chief financial officer at Amicas, Inc., a publicly traded company with annual revenue of approximately $52 million.

Dr. Kouba, Chairman of the Board of Metabolix, commented, “We are pleased to welcome Joseph Hill as the new Chief Financial Officer of Metabolix.  Joe is an accomplished senior executive whose financial experience has spanned start up companies to companies with hundreds of millions of dollars in revenue.  His proven expertise in providing executive leadership to both public and private companies blends 20 years experience in senior management, finance and accounting, mergers and acquisitions, strategic planning and capital formation.  His broad experience will be a valuable contribution to Metabolix.”

Richard Eno, the Company’s newly appointed president and CEO stated, “Joe is an ideal choice for managing the financial affairs of our Company.  His experience across a diverse range of industries and in global markets will be particularly important as Metabolix works with a growing group of international partners.”  Mr. Eno added, “We believe that he will be a great addition to our management team, and expect Joe to play a vital role in our ongoing success.”

Mr. Hill commented, “Metabolix is a dynamic growth company and I am very excited to be joining the Company at this point in its growth cycle.”

Most recently, Mr. Hill served as senior vice president, chief financial officer at Amicas, Inc., the leading independent provider of radiology image and information management solutions.  At Amicas, Mr. Hill was responsible for all finance, accounting, investor relations, treasury, tax, administration, IT and infrastructure.  Prior to that, he was vice president and CFO at Dirig Software, a privately held provider of application performance management software systems. And Mr. Hill previously served as vice president, CFO and Director of Maconomy, a publicly traded provider of web-based business management solutions with more than 70,000 users worldwide. In this role, Hill was responsible for all finance, accounting, treasury, tax, administration, and infrastructure of this public company with offices in eight countries.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum based plastics. Mirel is suitable for injection molding, cast and blown film, sheet, extrusion coating, and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy from crops such as switchgrass, oilseeds and sugarcane.  For more information, please visit www.metabolix.com.    (MBLX-G)

Metabolix Contacts

Investors:              Kathleen Heaney, ICR, (203) 803-3585, kheaney@icrinc.com

Media:    Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com.
Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com